[OWNER:                        JOHN DOE
SUCCESSOR OWNER:               MARY DOE

ANNUITANT:                     JOHN DOE


CERTIFICATE NUMBER:            00000
CONTRACT DATE:                 March 1 2008]
2007IFL-I-A(rev 11-07)

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT Processing Office: AXA Equitable Life Insurance Company, [P.O. Box 1547,
                        Secaucus, New Jersey 07096-1547]

This Contract is issued in return for the Contributions to be made to us under the Contract.

In this Contract, "we", "our" and "us" mean AXA Equitable Life Insurance Company ("AXA Equitable"). "You" and "your" mean the Owner. We will provide the benefits and other rights pursuant to the terms of this Contract.

This Contract provides a [Lifetime Income] Benefit which guarantees that you can receive lifetime payments up to a maximum amount per Contract Year. See Part VI, "[Lifetime Income] Benefit" which describes the terms and conditions of this benefit.

TEN DAYS TO CANCEL - Not later than ten days after you receive this Contract, you may return it to us. We will cancel it and refund any Contribution made to us.

NEW YORK,

AXA EQUITABLE LIFE INSURANCE COMPANY, A STOCK LIFE INSURANCE COMPANY.
Home Office address:  [1290 Avenue of the Americas, New York, New York 10104]



/s/ Christopher M. Condron               /s/ Karen Field Hazin
Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel




THE ANNUITY ACCOUNT VALUE HELD IN THE SEPARATE ACCOUNT MAY INCREASE OR DECREASE IN VALUE BASED ON THE VALUE OF SEPARATE ACCOUNT ASSETS WHICH ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. SEPARATE ACCOUNT ASSETS WILL INCREASE OR DECREASE IN VALUE BASED UPON INVESTMENT RESULTS.


2007IFL-I-A(rev 11-07)

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

DATA

Part I            -     DEFINITIONS                                          3
Part II           -     VARIABLE INVESTMENT OPTIONS                          6
Part III          -     CONTRIBUTIONS AND ALLOCATIONS                        9
Part IV           -     TRANSFERS AMONG VARIABLE INVESTMENT OPTIONS         10
Part V            -     WITHDRAWALS AND TERMINATION                         11
Part VI                 [LIFETIME INCOME] BENEFIT                           12
Part VII          -     PAYMENT UPON DEATH                                  17
Part VIII         -     ANNUITY BENEFITS                                    19
Part IX           -     CHARGES                                             22
Part X            -     GENERAL PROVISIONS                                  24

TABLE OF GUARANTEED ANNUITY PAYMENTS                                        26



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2007IFL-I-A(rev 11-07)

                              PART I - DEFINITIONS

SECTION 1.01  ANNUITANT

"Annuitant" means (i) the individual shown as such in the Data Pages, who is also the Owner, or (ii) the Successor Owner, upon the death of the Owner.

SECTION 1.02   ANNUITY ACCOUNT VALUE

"Annuity Account Value" means the sum of the amounts held for you in the Variable Investment Options.

SECTION 1.03  ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by us as described in Part VIII.

SECTION 1.04  AUTOMATIC PAYMENT PLAN

"Automatic Payment Plan" means a withdrawal plan for periodic payments up to the Guaranteed Annual Payment amount each Contract Year, if such withdrawal plan is shown in the Data Pages.

SECTION 1.05  BUSINESS DAY

"Business Day" means generally any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 pm Eastern Time or such other time as we state in writing to the Owner.

SECTION 1.06  CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value, less any charges that apply under Part IX and any applicable Endorsement(s) or Rider(s).

SECTION 1.07  CODE

"Code" means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to the "Code" in this Contract include references to applicable Federal income tax Regulations.

SECTION 1.08  CONTRACT

"Contract" means this Contract including the Data Pages and any Endorsement(s) or Rider(s).

SECTION 1.09  CONTRACT DATE

"Contract Date" means the date on which the Owner is enrolled under the Contract according to our enrollment procedures. Such date is shown in the Data Pages.



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2007IFL-I-A(rev 11-07)

SECTION 1.10  CONTRACT DATE  ANNIVERSARY

A Contract Date Anniversary is the last day of the Contract Year.

SECTION 1.11  CONTRACT YEAR

"Contract Year" means the twelve month period starting on (i) the Contract Date and (ii) each anniversary of the Contract Date, unless we agree to another period.

SECTION 1.12  CONTRIBUTION

"Contribution"  means a payment made to us under the Contract. See Section 3.01.

SECTION 1.13  EMPLOYER

"Employer" means, if applicable, an employer as defined in an endorsement hereto.

SECTION 1.14 GUARANTEED ANNUAL PAYMENT

Guaranteed Annual Payment means the payment amount under the [Lifetime Income] Benefit, as described in Part VI.

SECTION 1.15 JOINT LIFE CONTRACT

"Joint Life Contract" means a contract that was issued with a Successor Owner.

SECTION 1.16  MATURITY DATE

"Maturity date" means the date on which the annuity payments described in
Section 8.02 are to commence. The Maturity Date is shown in the Data Pages and is subject to change as described in Section 8.02. The Maturity Date is based on the Annuitant's date of birth.

SECTION 1.17  OWNER

"Owner" means the person shown as such in the Data Pages.

SECTION 1.18  PLAN

"Plan" means, if applicable, the retirement plan from which the distribution used to purchase the Contract was made or which purchased this Contract for distribution to the Owner.



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2007IFL-I-A(rev 11-07)

SECTION 1.19  PROCESSING DATE

A Processing Date is each Contract Date Anniversary. If the Contract Date Anniversary is not on a Business Day, then the Processing Date is the first Business Day thereafter. "Processing Date" means the day(s) we deduct charges from the Annuity Account Value.

SECTION 1.20  PROCESSING OFFICE

"Processing Office" means the AXA Equitable administrative office shown on the cover page of this Contract, or such other location we may state upon written notice to you.

SECTION 1.21  SEPARATE ACCOUNT

"Separate Account" means any of the Separate Accounts described or referred to in Sections 2.01 and 2.04.

SECTION 1.22  SINGLE LIFE CONTRACT

"Single Life Contract" means a contract that is issued without a Successor
Owner.

SECTION 1.23  SUCCESSOR OWNER

"Successor Owner" means the individual shown as such in the Data Pages when a Joint Life Contract is owned by an individual. The Successor Owner must be the spouse of the Owner on the Contract Date, unless a change is subsequently made in accordance with Section 6.03.

SECTION 1.24  TRANSACTION DATE

"Transaction Date" is the Business Day we receive at the Processing Office a Contribution or a transaction request providing the information we need. Transaction requests must be in a form acceptable to us.

SECTION 1.25  VARIABLE INVESTMENT OPTION

"Variable Investment Option" means a subdivision of a Separate Account available under this Contract. A Variable Investment Option may invest its assets in a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.



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2007IFL-I-A(rev 11-07)

                      PART II - VARIABLE INVESTMENT OPTIONS

SECTION 2.01  SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain such Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of the Separate Account(s) are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support this Contract and other variable annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The Data Pages set forth the Separate Account(s). A Separate Account may be subdivided into Variable Investment Options.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to such Account to another Separate Account or to our general account.

We may, at our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

SECTION 2.02  SEPARATE ACCOUNT ACCUMULATION UNITS AND UNIT VALUES

The amount you have in a Variable Investment Option at any time is equal to the number of Accumulation Units you have in that Variable Investment Option multiplied by the Variable Investment Option's Accumulation Unit Value at that time. "Accumulation Unit" means a unit which is purchased in a Separate Account. "Accumulation Unit Value" means the dollar value of each Accumulation Unit in a Separate Account on a given date. (If Variable Investment Options apply as described in Section 2.01, then the terms of this Section 2.02 apply separately to each Variable Investment Option, unless otherwise stated.)

Amounts allocated or transferred to a Separate Account are used to purchase Accumulation Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units you have in a Separate Account at any time is equal to the number of Accumulation Units purchased minus the number of Units redeemed in that Account up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Account's Accumulation Unit Value for that Transaction Date.



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2007IFL-I-A(rev 11-07)

We determine Accumulation Unit Values for each Separate Account for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

Unless the following paragraph applies, the Accumulation Unit Value for a Separate Account for any Valuation Period is equal to the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the ratio of values "(i) " and "(ii) ". Value "(i) " is the value of the Separate Account at the close of business at the end of the current Valuation Period, before any amounts are allocated to or withdrawn from the Separate Account in that Period. Value "(ii)" is the value of the Separate Account at the close of business at the end of the preceding Valuation Period, after all allocations and withdrawals were made for that Period. For this purpose, "value of the Separate Account" means the market value or, where there is no readily available market, the fair value of the assets allocated to the Separate Account, as determined in accordance with our rules, accepted accounting practices, and applicable laws and regulations.

To the extent the Separate Account invests in Variable Investment Options, and the assets of the Variable Investment Options are invested in a class or series of shares of a specified trust or investment company, the Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Fund on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Fund for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where

       (a) is the value of the Variable Investment Option's shares of the related portfolio of the specified trust or investment company at the end of the Valuation Period (before taking into account any amounts allocated to or withdrawn from the Variable Investment Option for the Valuation Period and after deduction of investment advisory fees and direct operating expenses of the specified trust or investment company; for this purpose, we use the share value reported to us by the specified trust or investment company);

       (b) is the value of the Variable Investment Option's shares of the related portfolio of the specified trust or investment company at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

       (c) is the daily charge (see Section 9.04) for the expenses and risks of this Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.


SECTION 2.03  AVAILABILITY OF VARIABLE INVESTMENT OPTIONS

Section 3.01 describes how Contributions are allocated among the Variable Investment Options under the Contract based on your election. Your election is subject to the


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2007IFL-I-A(rev 11-07)
available Variable Investment Options on the Contract Date as shown in the Data Pages. We have the right to add Variable Investment Options and to limit the number of Variable Investment Options which you may elect.

SECTION 2.04  CHANGES WITH RESPECT TO SEPARATE ACCOUNT

In addition to the right reserved pursuant to Section 2.03, we have the right, subject to compliance with applicable law, including approval of Contract owners if required:

       (a) to add Variable Investment Options (or sub-funds of Variable Investment Options) to, or to remove Variable Investment Options (or sub-funds) from, the Separate Account, or to add other separate accounts;

       (b) to combine any two or more Variable Investment Options or sub-funds thereof;

       (c) to transfer the assets we determine to be the share of the class of contracts to which this Contract belongs from any Variable Investment Option to another Variable Investment Option;

       (d) to operate the Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940, in which case charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against the Separate Account;

       (e) to operate the Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940;

       (f) to deregister the Separate Account under the Investment Company Act of 1940, provided that such action conforms with the requirements of applicable law;

       (g)    to restrict or eliminate any voting rights as to the Separate
              Account;

       (h) to cause one or more Variable Investment Options to invest some or all of their assets in one or more other trusts or investment companies.

If the exercise of these rights results in a material change in the underlying investment of a Separate Account, you will be notified of such exercise, as required by law.



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2007IFL-I-A(rev 11-07)

                    PART III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.01 CONTRIBUTIONS, ALLOCATIONS

You must allocate Contributions among the Variable Investment Options. You need not allocate Contributions to each Variable Investment Option available. You may change the allocation election at any time by sending us a request in a form we accept. Allocation percentages must be in whole numbers (no fractions) and must total 100%.

Each Contribution is allocated (after deduction of any charges that may apply) in accordance with the allocation election in effect on the Transaction Date. Contributions made to a Separate Account purchase Accumulation Units in that Account, using the Accumulation Unit Value for that Transaction Date.

SECTION 3.02   LIMITS ON CONTRIBUTIONS

We have the right not to accept any Contribution which is less than the minimum amount shown in the Data Pages. The Data Pages indicate other minimum and maximum Contribution requirements which may apply. We also have the right, upon advance notice to you, to:

                  (a) change such requirements to apply to Contributions made after the date of such change, and

                  (b) discontinue acceptance of Contributions under this Contract with respect to all Owners or with respect to all Owners to whom the same type of Contract applies.



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2007IFL-I-A(rev 11-07)

              PART IV - TRANSFERS AMONG VARIABLE INVESTMENT OPTIONS

SECTION 4.01  TRANSFER REQUESTS

You may request to transfer all or part of the amount held in a Variable Investment Option to one or more of the other Variable Investment Options. The request must be in a form we accept. All transfers will be made on the Transaction Date. Transfers are subject to Section 4.02 and to our rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value for that Transaction Date.

SECTION 4.02  TRANSFER RULES

The transfer rules which apply are described in the Data Pages. A transfer request will not be accepted if it involves less than the minimum amount, if any, stated in the Data Pages (unless the Annuity Account Value is less than such amount). We have the right to change our transfer rules. Any change will be made upon advance notice to you.



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2007IFL-I-A(rev 11-07)

                      PART V - WITHDRAWALS AND TERMINATION

SECTION 5.01  WITHDRAWALS

Unless otherwise stated in the Data Pages, you may request, pursuant to our procedures then in effect, a withdrawal from the Variable Investment Options before the Maturity Date and while you are alive. The request must be in a form we accept.

On the Transaction Date, we will pay the amount of the withdrawal requested or, if less, the Cash Value. The amount to be paid plus any Withdrawal Charge which applies (see Section 9.01) will be withdrawn on a pro-rata basis from the amounts held for you in the Variable Investment Options, unless you elect otherwise and unless otherwise stated in the Data Pages.

We will not accept a withdrawal request that is less than the minimum amount, if any, stated in the Data Pages. Further conditions or restrictions apply as described below under [Lifetime Income] Benefit.

SECTION 5.02  TERMINATION OF THE CONTRACT

Unless the conditions described in Section 6.02, "Effect of your Annuity Account Value Falling to Zero" apply, upon surrender of this Contract, we will pay the Cash Value (not the Income Base) to the Owner and no further Guaranteed Annual Payments will be made. Your Contract will also terminate on the issuance of a supplementary contract as described in Part VI, [Lifetime Income] Benefit and
Part VIII, Annuity Benefit. Your Contract will terminate upon the Last Applicable Death as described in Part VII, subject to our obligation to pay any remaining death benefit. We will not be liable for any payments we make or actions we take in accordance with the Contract before receiving notice of death.



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2007IFL-I-A(rev 11-07)

                       PART VI - [LIFETIME INCOME] BENEFIT

SECTION 6.01 [LIFETIME INCOME] BENEFIT

 Under the [Lifetime Income] Benefit, we guarantee that when you reach age [59 1/2] (or, if later, when your Successor Owner reaches age [59 1/2]), you will be eligible to receive payments while you are living, even if such payments cause the Annuity Account Value to fall to zero. Once eligible, payments, for purposes of the [Lifetime Income] Benefit, are your total withdrawals during each Contract Year up to the Guaranteed Annual Payment amount (as defined below). If a Successor Owner is named in the Data Pages, we guarantee such payments during the lives of you and such Successor Owner. The terms and conditions of the [Lifetime Income] Benefit are set forth below.

A Contract with no Successor Owner named in the Data Pages is a Single Life Contract. A Contract with a Successor Owner named in the Data Pages is a Joint Life Contract. You cannot add a Successor Owner to a Single Life Contract.

SECTION 6.02  DEFINITIONS AND CONDITIONS

INCOME BASE

Your Income Base is equal to your initial Contribution and will increase or decrease, as follows: 1) your Income Base increases by the dollar amount of any subsequent Contribution, 2) your Income Base may be increased by an "Annual Step-Up" or "Deferral Bonus", and 3) your Income Base may be reduced by withdrawals that exceed your Guaranteed Annual Payment amount ("Excess Withdrawals") as described below.

GUARANTEED ANNUAL PAYMENT AMOUNT

Your Guaranteed Annual Payment amount is equal to the Applicable Percentage of the Income Base as shown in the Data Pages. Your Guaranteed Annual Payment amount may increase or decrease, as follows: 1) your Guaranteed Annual Payment amount will increase to the Applicable Percentage of your Income Base that is increased by any subsequent Contribution, 2) your Guaranteed Annual Payment amount will increase to the Applicable Percentage of your Income Base that is increased by an "Annual Step-Up" or "Deferral Bonus", and 3) your Guaranteed Annual Payment amount may be reduced by Excess Withdrawals as described below.

To the extent so provided in the Data Pages, Guaranteed Annual Payments may be taken through an Automatic Payment Plan we offer. If you take less than the Guaranteed Annual Payment amount in any Contract Year, you may not add the remainder to your Guaranteed Annual Payment amount in any subsequent Contract Year. If Subsequent Contributions are permitted in the Data Pages, once any withdrawal is made, no subsequent Contributions may be made.



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2007IFL-I-A(rev 11-07)

ANNUAL STEP-UP

Your Income Base is recalculated on each Contract Date Anniversary to equal the greater of (i) the Annuity Account Value or (ii) the prior Income Base. If the Income Base is increased by such recalculation, your Guaranteed Annual Payment amount will be increased as of the next Contract Year following such Contract Date Anniversary to equal your Applicable Percentage multiplied by your new Income Base.

If on the Contract Date Anniversary your Income Base would be eligible for both an Annual Step-Up and a Deferral Bonus, only one of them will be applied, as described below under "Deferral Bonus".

DEFERRAL BONUS

The "Deferral Bonus" is an amount that is applied to your Income Base on each Contract Anniversary until you make a withdrawal. Once any withdrawal (including a Guaranteed Annual Payment Amount) is made, you are no longer eligible to receive a Deferral Bonus in that or any subsequent Contract Year.

The Deferral Bonus is determined as follows:

For the first Contract Year, the Deferral Bonus will be [6%] of Contributions received in the first [90 days].

For Contract Years after the first, the Deferral Bonus will be [6%] of your total Contributions, except Contributions made in the immediately preceding [twelve months].

If your Income Base has been increased because of an Annual Step-Up, any Deferral Bonus applicable in the following years will be [6%] of the sum of the adjusted Income Base plus any Contributions received after the Income Base adjustment except Contributions made during the [twelve months] immediately preceding the Contract Date Anniversary on which the Deferral Bonus is to be applied.

In a Contract Year in which the Deferral Bonus is applicable, we will, on the Contract Date Anniversary, compare:

         (i) the sum of the Deferral Bonus and the current Income Base, which, for purposes of this paragraph, is called the "Deferral Bonus Income Base" to

         (ii) the Annuity Account Value.

If the Deferral Bonus Income Base is greater than the Annuity Account Value, the Deferral Bonus Income Base amount will become the new Income Base and there is no further Annual Step-Up on that Contract Date Anniversary. If the Deferral Bonus Income Base amount is less


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2007IFL-I-A(rev 11-07)
than or equal to the Annuity Account Value, then the Income Base will be increased to the Annuity Account Value; the Annual Step-Up will apply and the Deferral Bonus will not apply.

EXCESS WITHDRAWAL

An Excess Withdrawal occurs when either: (i) in a Single Life Contract you make a withdrawal before reaching age [59 1/2] (or in a Joint Life Contract you make a withdrawal before the younger individual reaches age [59 1/2]), or (ii) you withdraw more than your Guaranteed Annual Payment amount in any Contract Year. Once a withdrawal causes cumulative withdrawals in a Contract Year to exceed your Guaranteed Annual Payment amount, the entire amount of that withdrawal and all subsequent withdrawals in that Contract Year are considered Excess Withdrawals.

Withdrawals made before your (or your Successor Owner's if later) [59 1/2th] birthday do not affect your Guaranteed Annual Payment Amount, except as described in this Section under "Income Base".

If you make an Excess Withdrawal, we recalculate your Income Base and the Guaranteed Annual Payment amount, as follows: 1) The Income Base is reset as of the date of the Excess Withdrawal to equal the lesser of (i) the Income Base immediately prior to the Excess Withdrawal or (ii) the Annuity Account Value immediately following the Excess Withdrawal. 2) The Guaranteed Annual Payment amount is recalculated to equal the lesser of (i) the Applicable Percentage multiplied by the reset Income Base, and (ii) the Guaranteed Annual Payment amount prior to the Excess Withdrawal.

An Excess Withdrawal that reduces your Annuity Account Value to zero terminates the Contract, including all benefits, without value.

EFFECT OF YOUR ANNUITY ACCOUNT VALUE FALLING TO ZERO

If, while you are living and this Contract is in effect, you make a withdrawal for an amount that is equal to or exceeds the Annuity Account Value but is not an Excess Withdrawal, you will receive Guaranteed Annual Payments subject to the following terms and conditions: The date of such event is the benefit transaction date for purposes of this subsection. Guaranteed Annual Payments will be made for the full amount on the next Contract Date Anniversary following the benefit transaction date and continue on each subsequent Contract Date Anniversary, while you or the Successor Owner, if applicable, is living. If, on the benefit transaction date, you were taking payments through an Automatic Payment Plan, the frequency of payments after the benefit termination date is described in the Data Pages. If you were not taking payments through an Automatic Payment Plan, then any remaining balance of the Guaranteed Annual Payment for the Contract Year in which your Annuity Account Value was reduced to zero will be paid to you in a lump sum on the benefit transaction date and Guaranteed Annual Payments will continue to be made for the full amount thereafter on an annual basis. As of the benefit transaction date, your Contract will be cancelled and a supplementary life annuity contract setting forth your continuing benefit will be issued to you, as further described below.



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2007IFL-I-A(rev 11-07)

When the supplementary life annuity contract is issued, the Owner of record under this Contract on the benefit transaction date will be the Owner under the supplementary life annuity contract. The Owner will also become the Annuitant under the supplementary life annuity contract.

OTHER CONDITIONS

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any such person on whose life a benefit is based.

If a benefit was based on information that is later found not to be correct, including but not limited to age or sex, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

SECTION 6.03  CERTAIN CHANGES UNDER JOINT LIFE CONTRACTS

         CHANGE OF SUCCESSOR OWNER

         Before any payment or other withdrawal has been made under this Contract you may change the Successor Owner named in the Data Pages to your current spouse. Any such change must be made in writing in a form we accept. The change will take effect as of the date you sign it, but, we will not be liable as to any payments we make or actions we take before we receive such change.

         After a payment or other withdrawal has been made under this Contract, the Successor Owner cannot be changed.

         CONVERSION TO A SINGLE LIFE CONTRACT

              (i) Before Guaranteed Annual Payments have commenced under this Contract, you may terminate the Successor Owner provisions of this Contract by written notice satisfactory to us. Effective on the Transaction Date we receive the notice, the [Lifetime Income] Benefit guarantee will apply solely with respect to your life and we will adjust the [Lifetime Income] Benefit charge shown in the Data Pages prospectively to the single life charge for Contracts of the same class as yours. The commencement of the Guaranteed Annual Payment as described in Section 6.02 will be based on your attainment of age [59 1/2]. Once the Successor Owner provisions have been terminated, a new Successor Owner may not be named.


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              (ii) After Guaranteed Annual Payments have commenced under this Contract, you may terminate the Successor Owner provisions of this Contract. Effective on the Transaction Date we receive the notice, the [Lifetime Income] Benefit guarantee will apply solely with respect to your life; however, we will not reduce the charge for the benefit shown in the Data Pages. Once the Successor Owner provisions have been terminated, a new Successor Owner may not be named.

         CONTRACTS SPLIT BY COURT ORDER
         If required under an applicable court order relating to a divorce, we will split the Contract as near as is practicable in accordance with the Order, and in order to effect the split, we will replace the Contract with two single-life Contracts.

              (i) If the split of the Contract occurs before any payment or other withdrawal has been made under the Contract, the [Lifetime Income] Benefit charge under each respective new Contract will be lowered prospectively to the single life charge, and the Applicable Percentage for Guaranteed Annual Payments will be based on each respective individual's age at first payment or other withdrawal.

              (ii) If the split of the Contract occurs after any payment or other withdrawal has been made under your original Contract, the [Lifetime Income] Benefit charge will remain a joint life charge and the Applicable Percentage that was established at first withdrawal will remain the same for each respective individual under a new Contract.



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                          PART VII - PAYMENT UPON DEATH

SECTION 7.01  BENEFICIARY

You give us the name of the beneficiary who is to receive any death benefit payable upon the "Last Applicable Death" under this Contract ("Beneficiary").

         "Last Applicable Death" means:

         For a Single Life Contract, the Last Applicable Death is the death of the Owner.

         For a Joint Life Contract, the Last Applicable Death is the death of the second to die of the Owner and the Successor Owner, provided that the Owner and Successor Owner are married at the time of the first death.

         For a Joint Life Contract where the Owner and Successor Owner are not married at the time of the first death, the Payment Upon Death Rules described in the applicable Endorsement applies.

You may change the Beneficiary from time to time during your lifetime and while coverage under the Contract is in force. Any such change must be made in writing in a form we accept. A change will, upon receipt at the Processing Office, take effect as of the date the written form is executed, whether or not you are living on the date of receipt. We will not be liable as to any payments we make or actions we take before we receive any such change.

You may name one or more persons to be primary Beneficiary upon the Last Applicable Death and one or more other persons to be successor Beneficiary if the primary Beneficiary dies before the Owner. Unless you direct otherwise, if you have named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive you and payments will be made to such persons in equal shares or to the survivor.

Any part of a death benefit payable as described in Section 7.02 for which there is no named Beneficiary living at your death will be payable in a single sum to the Owner's surviving spouse, if any; if there is no surviving spouse, then to the surviving children in equal shares; if there are no surviving children, then to the Owner's estate.



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SECTION 7.02  PAYMENT UPON DEATH

Upon the Last Applicable Death before the Annuity Account Value falls to zero and before an Annuity Benefit is elected under Section 8.01, we will pay a death benefit to the Beneficiary in accordance with Section 7.03.

The Death Benefit is equal to the Annuity Account Value at the time of payment.

Payment of a Death Benefit will be made upon our receipt of the following "Beneficiary Requirements":

(i)   a properly completed written request;
(ii) due proof of death (as evidenced by a certified copy of the death certificate);
(iii) proof satisfactory to us that the person claiming the Death Benefit is the person entitled to receive it;
(iv)  tax information required by the Code; and
(v)   any other forms we require.

For a Joint Life Contract, upon the death of the Owner, the Successor Owner becomes the sole Owner and the new Annuitant. The Contract and [Lifetime Income for Life] Benefit continue. However, no additional Contributions will be permitted. If Guaranteed Annual Payments have commenced, the Contract continues with the Joint Life charge and with payments over the Successor Owner's life only. If Guaranteed Annual Payments have not commenced, they will begin when the Successor Owner reaches age [59 1/2]. Charges will be reduced to a Single Life charge prospectively.

SECTION 7.03 MANNER OF PAYMENT

If you so elect in writing, any amount that would otherwise be payable to a Beneficiary in a single sum may be applied to provide an Annuity Benefit in Part VIII, on the form of annuity elected by you, subject to the terms of this Contract and any applicable endorsement and our rules then in effect. If, at the Last Applicable Death, as defined in Section 7.01, there is no election in effect, the Beneficiary may make such an election. In the absence of any election by either you or the Beneficiary, we will pay the Death Benefit in a single sum.



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                           PART VIII ANNUITY BENEFITS

SECTION 8.01  ELECTION OF ANNUITY BENEFITS

As of the Maturity Date, provided the Annuitant is then living, the Annuity Account Value will be applied to provide the Normal Form of Annuity Benefit (described below). However, you may instead elect (i) to have the Cash Value paid in a single sum, (ii) to apply the Annuity Account Value or Cash Value, whichever applies pursuant to the first paragraph of Section 8.05, to provide an Annuity Benefit of any form offered by us or one of our subsidiary life insurance companies, or (iii) to apply the Cash Value to provide any other form of benefit payment we offer, subject to our rules then in effect and applicable laws and regulations. At the time an Annuity Benefit is purchased, we will issue a supplementary contract which reflects the Annuity Benefit terms.

We will provide notice and election forms to you not more than six months before the Maturity Date.

We have the right to require you to furnish any information we need to provide an Annuity Benefit. We will be fully protected in relying on such information and need not inquire as to its accuracy or completeness.

SECTION 8.02 COMMENCEMENT OF ANNUITY BENEFITS

Before the Maturity Date, you may elect to change such Date to any date after your election is filed (other than the 29th, 30th, or 31st of any month). You must do this in writing. The change will not take effect until your written election is received and accepted by us at our Processing Office.

However, no Maturity Date will be later than the first day of the month which follows the date the Annuitant attains the "maximum maturity age" or, if later, the tenth anniversary of the Contract Date. The current "maximum maturity date" is shown in the Data Pages, but may be changed by us in conformance with applicable law. The Maturity Date may not be earlier than [thirteen months] following the Contract Date.

SECTION 8.03  ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. You may elect instead to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of your election or as otherwise stated in the Data Pages or any endorsement hereto. This election may be made at the time the Annuity Benefit form as described in Section 8.01 is elected. In that event, all references in this Contract to monthly payments will, with respect to the Annuity Benefit to which the election applies, are deemed to mean payments at the frequency elected.



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SECTION 8.04 ANNUITY BENEFIT FORMS

The "Normal Form" of Annuity Benefit is an Annuity Benefit payable on the Life-Period Certain Annuity Form described below. We may offer other annuity forms as available from us or from one of our affiliated or subsidiary life insurance companies.

The Life-Period Certain Annuity is an annuity payable during the lifetime of the person upon whose life the payments depend, but with 10 years of payments guaranteed (10 years certain period). That is, if the original payee dies before the certain period has ended, payments will continue to the beneficiary named to receive such payments for the balance of the certain period.

SECTION 8.05 AMOUNT OF ANNUITY BENEFITS

If you elect pursuant to Section 8.01 to have an Annuity Benefit paid in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise stated in the Data Pages or required by applicable laws or regulations, be (i) the Annuity Account Value if the annuity form elected provides payments for a person's remaining lifetime or (ii) the Cash Value if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes which apply on annuity purchase payments. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or (ii) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee.



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SECTION 8.06  CONDITIONS

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any such person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, any benefits will be those which would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest at (a) the rate shown in the Data Pages or (b) the then current Guaranteed Interest Rate; we will choose which rate will apply on a uniform basis for like Contracts. Such interest will be deducted from or added to future payments.

If we receive acceptable proof that (i) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed $200, or such other amount as may be shown in the Data Pages. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than the minimum amount stated in the Data Pages, we may pay the amount to the payee in a lump sum instead of applying it under the annuity form elected.

SECTION 8.07  CHANGES

We have the right, upon advance notice to you, to change at any time after the fifth anniversary of the Contract Date and at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments. However, no such change will apply to (a) any Annuity Benefit provided before the change or (b) Contributions made before such change which are applied to provide an Annuity Benefit.



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2007IFL-I-A(rev 11-07)

                                PART IX - CHARGES

SECTION 9.01 WITHDRAWAL CHARGES

The amount of the Withdrawal Charge is stated in the Data Pages.

A "Free Withdrawal Amount" will apply as follows:

      "Free Withdrawal Amount" means an amount that may be withdrawn each Contract Year without incurring a Withdrawal Charge. At any time after you or any Successor Owner, whoever is younger, is age [59 1/2], the "Free Withdrawal Amount" is equal to the Guaranteed Annual Payment at the beginning of the Contract Year minus any amount previously withdrawn during the Contract Year. There is no Free Withdrawal Amount prior to that age.

      If the amount of a withdrawal is more than an applicable Free Withdrawal Amount as defined above, we will (a) first withdraw from the Variable Investment Options, on the basis described in Section 5.01, an amount equal to the Free Withdrawal Amount, and (b) then withdraw from the Variable Investment Options an amount equal to the excess of the amount requested over the Free Withdrawal Amount, plus a Withdrawal Charge if one applies.

      Any withdrawals in excess of the Free Withdrawal Amount will be deemed withdrawals of Contributions in the order in which they were made. For purposes of this Section, amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of any Contributions.

If specified in the Data Pages we have the right to reduce or waive the Withdrawal Charge upon such events as stated in the Data Pages. Moreover, the Withdrawal Charge will be reduced if needed in order to comply with any applicable state or federal law. The Free Withdrawal Amount does not apply when calculating the withdrawal charge applicable upon a surrender.

SECTION 9.02  CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

As of each Processing Date, we will deduct the Charges shown in the Data Pages.

If specified in the Data Pages, the Charges will be deducted in full or prorated for the Contract Year, or portion thereof, in which the Contract Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or death benefit. If so, the Charges will be deducted when withdrawn or so applied.

The amount of any such Charge will in no event exceed any maximum amount shown in the Data Pages, subject to any maximum amount permitted under any applicable law.



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We have the right to change the amount of the Charges with respect to future Contributions. We will give you advance notice of any such change.

SECTION 9.03  TRANSFER CHARGES

We have the right to impose a charge with respect to any transfer among Variable Investment Options after the number of free transfers, shown in the Data Pages. The amount of such charge will be set forth in a notice from us to you and will in no event exceed any maximum amount stated in the Data Pages.

SECTION 9.04  ANNUAL CHARGE

Assets of the Variable Investment Options will be subject to an annual charge to be assessed as a daily asset charge. This daily asset charge is for the expenses and benefit features of the Contract. The charge will be made pursuant to item
(c) of "Net Investment Factor" as defined in Section 2.02. Such charge will be applied after any deductions to provide for taxes. It will be at a rate not to exceed the maximum annual rate stated in the Data Pages. We have the right to charge less on a current basis; the actual charge to apply, for at least the first Contract Year, is also stated in the Data Pages.

SECTION 9.05 CHANGES

In addition to our right to reduce or waive charges as described in this Part IX, we have the right, upon advance notice to you, to increase the amount of any charge stated in the Data Pages, subject to (a) any maximum amount provided in this Part IX or the Data Pages and (b) with respect to Administrative or Other Charges deducted from the Annuity Account Value, the application of any increase only to Contributions made after the date of the change.



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                           PART X - GENERAL PROVISIONS

SECTION 10.01  CONTRACT

This Contract, including any Data Pages, endorsements and riders attached hereto, is the entire contract between the parties. It will govern with respect to our rights and obligations.

This Contract may not be changed, nor may any of our rights or rules be waived, except in writing and by our authorized officer.

SECTION 10.02  STATUTORY COMPLIANCE

We have the right to change this Contract without the consent of any other person in order to comply with any laws and regulations that apply. Such right will include, but not be limited to, the right to conform this Contract to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service, Employee Retirement Income Security Act of 1974 (ERISA), as amended, and in Department of Labor regulations.

The benefits and values available under this Contract will not be less than the minimum benefits required by any state law that applies.

SECTION 10.03  DEFERMENT

The use of proceeds to provide a payment of a death benefit and payment of any portion of the Annuity Account Value (less any Withdrawal Charge that applies) will be made within seven days after the Transaction Date. Payments or use of proceeds from the Variable Investment Options can be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted,
(2) sales of securities or determination of the fair value of an Variable Investment Option's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Variable Investment Options.

SECTION 10.04  REPORTS AND NOTICES

At least once each year while the Contract is in effect, we will send you a report showing:

       (a) the total number of Accumulation Units in each Separate Account or Variable Investment Option;

       (b)    the Accumulation Unit Value;

       (c) the dollar amount in each Separate Account or Variable Investment Option and

       (d)    the Cash Value.


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The terms which require us to send you a report as described above or any written notice as described in any other Section will be satisfied by our mailing any such report or notice to your last known address as shown in our records.

All written notices sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.

SECTION 10.05 ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY

No amounts payable under this Contract to a payee other than you may be assigned by that payee unless permitted herein, nor will they be subject to the claims of creditors or to legal process, except to the extent permitted by law. Other restrictions may apply if stated in any endorsement hereto.

SECTION 10.06 PAYMENTS

All amounts payable by you must be paid (in United States dollars) by check payable to us or by any other method acceptable to us.

We will pay (in United States dollars) all amounts hereunder by check or, if so agreed by you and us, by wire transfer.

Any requirement for distribution or withdrawal of interest in the Contract shall be fully discharged by payment of the Death Benefit, Annuity Account Value or Cash Value, whichever is applicable, in accordance with the terms and conditions of the Contract.



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                      TABLE OF GUARANTEED ANNUITY PAYMENTS

         [AMOUNT OF ANNUITY BENEFIT PAYABLE MONTHLY ON THE LIFE ANNUITY FORM WITH TEN *YEARS CERTAIN PROVIDED BY APPLICATION OF $1,000.

                   Monthly Income                             Monthly Income
         Ages      Males       Females            Age         Males      Females
         ----      -----       -------            ---         -----      -------

           60       3.69          3.43             78          5.31         4.86
           61       3.76          3.48             79          5.43         4.97
           62       3.82          3.54             80          5.55         5.10
           63       3.89          3.59             81          5.76         5.26
           64       3.96          3.65             82          5.97         5.44

           65       4.03          3.72             83          6.20         5.64
           66       4.11          3.78             84          6.45         5.84
           67       4.19          3.85             85          6.71         6.06
           68       4.27          3.92             86          6.98         6.29
           69       4.36          4.00             87          7.26         6.52
           70       4.45          4.08             88          7.56         6.77
           71       4.55          4.16             89          7.85         7.02
           72       4.64          4.25             90          8.14         7.27
           73       4.75          4.34             91          8.43         7.53
           74       4.85          4.43             92          8.74         7.79
           75       4.96          4.53             93          9.07         8.07
           76       5.07          4.64             94          9.43         8.37
           77       5.19          4.75             95          9.80         8.69

     * At age 80 and over the rates are adjusted so that the certain period does not exceed life expectancy. See Data Pages for Period Certain tables for ages 80 and older.

The amount of income provided under an Annuity Benefit payable on the Life Annuity Form with Ten Years Certain is based on 2.5% interest and mortality equal to 70% for males and 75% for females of the Annuity 2000 Mortality Table projected for (attained age minus 20, but not less than 30) years at 1% for males and 1.35% for females.

Amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.

If a variable annuity form is available from us and elected pursuant to Section 7.01, then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 5.0%.]


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